SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                          Chesterfield Financial Corp
                                (Name of Issuer)

                 Class A Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                    166435107
                                 (CUSIP Number)

                                  July 2, 2001
             (Date of event which requires filing of this statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule 13G is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 15 Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 166435107                 13G                    Page 2 of 15 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                SuNOVA Partners, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                77,100
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                77,100
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                77,100
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                1.8%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 166435107                 13G                    Page 3 of 15 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                   SuNOVA Long-Term Opportunity Fund, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                34,600

OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                34,600
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                34,600
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.8%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 166435107                 13G                    Page 4 of 15 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                SuNOVA Holdings, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                111,700
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                111,700
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                111,700
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                2.6%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 00
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 166435107                 13G                    Page 5 of 15 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                SuNOVA Capital, LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                112,100
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                112,100
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                112,100
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                2.6%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 166435107                 13G                    Page 6 of 15 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                SuNOVA, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                112,100
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                112,100
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                112,100
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                2.6%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 166435107                 13G                    Page 7 of 15 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                Matthew Byrnes
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                223,800
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                223,800
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                223,800
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                5.2%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 166435107                 13G                    Page 8 of 15 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                Felice Gelman
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                223,800
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                223,800
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                223,800
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                5.2%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 166435107                 13G                    Page 9 of 15 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Chesterfield Financial Corp. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive office is located at 10801 S. Western Avenue, Chicago, Illinois, 60643.

Item 2(a).     Name of Person Filing:

     This statement is filed by:

          (i) SuNOVA Partners, L.P., a Delaware limited partnership ("SuNOVA Partners"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

          (ii) SuNOVA Long-Term Opportunity Fund, L.P., a Delaware limited partnership ("SuNOVA Long-Term"), with respect to shares of Common Stock directly owned by it;

          (iii) SuNOVA Holdings, LLC, a Delaware limited liability company (the "General Partner"), which serves as the general partner of SuNOVA Partners and SuNOVA Long-Term (together, the "Partnerships"), with respect to shares of Common
                  Stock directly owned by the Partnerships;

          (iv)    SuNOVA Capital, LP, a Delaware limited partnership
                  (the "Investment Manager"), which serves as investment manager to and has investment discretion over the securities owned by SuNOVA Offshore Ltd., a Cayman Islands corporation ("SuNOVA Offshore"), with respect to shares of Common Stock directly owned by SuNOVA Offshore;

          (v) SuNOVA, LLC, a Delaware limited liability company ("SuNOVA"), which serves as the general partner of the Investment Manager, with respect to shares of Common Stock directly owned by SuNOVA Offshore;

          (vi) Mr. Matthew Byrnes ("Mr. Byrnes"), which serves as the co-managing member (together with Felice Gelman) of each of the General Partner and the general partner of the Investment Manager, with respect to shares of Common Stock directly owned by the Partnerships and SuNOVA Offshore; and

          (vii) Ms. Felice Gelman ("Ms. Gelman"), which serves as the co-managing member (together with Mr. Byrnes) of each of the General Partner and the general partner of the Investment Manager, with respect to shares of Common Stock directly owned by the Partnerships and SuNOVA Offshore.

     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No. 166435107                 13G                   Page 10 of 15 Pages

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 780 Third Avenue, 30th Floor, New York, NY 10017.

Item 2(c).     Citizenship:

     Each of the Partnerships, the General Partner, the Investment Manager and SuNOVA is organized under the laws of the State of Delaware. Each of Mr. Byrnes and Ms. Gelman is a citizen of the United States of America.

Item 2(d).     Title of Class of Securities:

     Class A Common Stock, par value $0.01 per share ("Common Stock")

Item 2(e).  CUSIP Number:

     166435107

Item 3.  If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]   Investment Adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 13d-1(c), check this box:  [x]

CUSIP No. 166435107                 13G                   Page 11 of 15 Pages

Item 4.   Ownership.

         A. SuNOVA Partners, L.P.
          (a) Amount beneficially owned: 77,100
          (b) Percent of class: 1.8%. The percentages used herein and in the rest of this Schedule 13G are calculated based upon the 4,304,738 shares of Common Stock issued and outstanding as of May 8, 2001, as reported in the Company's Form 10-Q for the period ending March 31, 2001.
          (c) Number of shares as to which such person has:
             (i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: 77,100
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 77,100

         B. SuNOVA Long-Term Opportunity Fund, L.P.
          (a) Amount beneficially owned: 34,600
          (b) Percent of class: 0.8%
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 34,600
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 34,600

         C. SuNOVA Holdings, LLC
          (a) Amount beneficially owned: 111,700
          (b) Percent of class: 2.6%
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 111,700
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 111,700

         D. SuNOVA Capital, LP
          (a) Amount beneficially owned: 112,100
          (b) Percent of class: 2.6%
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 112,100
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 112,100

         E. SuNOVA, LLC
          (a) Amount beneficially owned: 112,100
          (b) Percent of class: 2.6%
          (c) Number of shares as to which such person has:
              (i)   Sole power to vote or direct the vote: -0-
              (ii)  Shared power to vote or direct the vote: 112,100
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv)  Shared power to dispose or direct the disposition: 112,100

CUSIP No. 166435107                 13G                   Page 12 of 15 pages

         F. Matthew Byrnes
          (a) Amount beneficially owned: 223,800
          (b) Percent of class: 5.2%
          (c) Number of shares as to which such person has:
             (i)   Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote: 223,800
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv)  Shared power to dispose or direct the disposition: 223,800

         G. Felice Gelman
          (a) Amount beneficially owned: 223,800
          (b) Percent of class: 5.2%
          (c) Number of shares as to which such person has:
             (i)   Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote: 223,800
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv)  Shared power to dispose or direct the disposition: 223,800

The number of shares of Common Stock reported as beneficially owned by Mr. Byrnes and Ms. Gelman represent their indirect beneficial interest in 223,800 shares of Common Stock directly held, in the aggregate, by the Partnerships and SuNOVA Offshore, by virtue of Mr. Byrnes and Ms. Gelman serving as co-managing members of each of the General Partner and the general partner of the Investment Manager. The direct holdings of the Partnerships and SuNOVA Offshore represent, in the aggregate, approximately 5.2% of the issued and outstanding shares of Common Stock of the Company.

Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     SuNOVA Offshore, a client of the Investment Manager, has the right to receive and the power to direct the receipt of dividends from, and proceeds from the sale of, the securities reported in this statement. SuNOVA Offshore, however, does not hold more than five percent of the class of securities reported herein.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
Company.

     Not applicable.

Item 8.     Identification and Classification of Members of the Group.

     Not applicable.

Item 9.     Notice of Dissolution of Group.

     Not applicable.

CUSIP No. 166435107                 13G                   Page 13 of 15 pages

Item 10.     Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 166435107                 13G                   Page 14 of 15 Pages

                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATED:  July 13, 2001

                              /s/ Matthew Byrnes
                              --------------------------------------
                              Matthew Byrnes, individually and as
                              co-managing member of
                                SuNOVA Holdings, LLC, on behalf of
                                itself and as the general partner of
                                  SuNOVA Partners, L.P. and
                                  SuNOVA Long-Term Opportunity Fund, L.P.,
                              and as the co-managing member of
                                SuNOVA, LLC, on behalf of itself and
                                as the general partner of
                                  SuNOVA Capital, LP


                              /s/ Felice Gelman
                              --------------------------------------
                              Felice Gelman, individually and as
                              co-managing member of
                                SuNOVA Holdings, LLC, on behalf of
                                itself and as the general partner of
                                  SuNOVA Partners, L.P. and
                                  SuNOVA Long-Term Opportunity Fund, L.P.,
                              and as the co-managing member of
                                SuNOVA, LLC, on behalf of itself and
                                as the general partner of
                                  SuNOVA Capital, LP

CUSIP No. 166435107                13G                    Page 15 of 15 Pages

                                 EXHIBIT 1

                         JOINT ACQUISITION STATEMENT
                          PURSUANT TO RULE 13d-1(k)


     The  undersigned  acknowledge  and agree that the  foregoing  statement  on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.


DATED:  July 13, 2001

                              /s/ Matthew Byrnes
                              --------------------------------------
                              Matthew Byrnes, individually and as
                              co-managing member of
                                SuNOVA Holdings, LLC, on behalf of
                                itself and as the general partner of
                                  SuNOVA Partners, L.P. and
                                  SuNOVA Long-Term Opportunity Fund, L.P.,
                              and as the co-managing member of
                                SuNOVA, LLC, on behalf of itself and
                                as the general partner of
                                  SuNOVA Capital, LP


                              /s/ Felice Gelman
                              --------------------------------------
                              Felice Gelman, individually and as
                              co-managing member of
                                SuNOVA Holdings, LLC, on behalf of
                                itself and as the general partner of
                                  SuNOVA Partners, L.P. and
                                  SuNOVA Long-Term Opportunity Fund, L.P.,
                              and as the co-managing member of
                                SuNOVA, LLC, on behalf of itself and
                                as the general partner of
                                  SuNOVA Capital, LP